Exhibit 15

November 9, 2012

Sykes Enterprises, Incorporated

400 North Ashley Drive

Tampa, FL 33602

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Sykes Enterprises, Incorporated and subsidiaries for the periods ended September 30, 2012, and 2011 and the three month period ended December 31, 2011, as indicated in our report dated November 9, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, is incorporated by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, 333-73260, 333-125178 and 333-178670 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida